Exhibit 4(d)

Variable Indexed Annuity Payment Option Rider

This Rider is made a part of the Contract to which it is attached. Except as stated in this Rider, it is subject to the provisions contained in the Contract. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. This Rider makes a variable indexed annuity payment option available that provides Periodic Income Payments. Coverage under this Rider begins on the Rider Date, which is the date the Owner elects to begin receiving Periodic Income Payments under this Rider.

Periodic Income Payment
Election Restrictions

The Owner may elect to begin receiving Periodic Income Payments on or after the Contract Date. An election to begin Periodic Income Payments after the establishment of the initial Start Date under the Indexed Account(s) Rider attached to the Contract may only be made on an Anniversary Date established under the Indexed Account(s) Rider.

Indexed Account(s) Rider
Transfer Restrictions

If the Owner elects to begin Periodic Income Payments prior to the establishment of the initial Start Date under the Indexed Account(s) Rider, then the initial Start Date may only be established on the Rider Date or a subsequent Rider Date Anniversary under this Rider.

At the time of an election to begin Periodic Income Payments under this Rider, the Owner must transfer amounts in any existing Segment(s) with a Term longer than one year to a new Segment(s) with a one-year Term, or to the Variable Subaccounts and/or the Fixed Account, if available. In the absence of any instructions from the Owner, on the Rider Date We will transfer amounts in any existing Segment(s) with a Term longer than one year to a Variable Subaccount(s) or Fixed Account, if available, chosen by Us using the Interim Value of the Segment(s) as determined under the Indexed Account(s) Rider.

While this Rider is in effect, a transfer to an available Indexed Account option may only be made to establish a new Segment with a one-year Term.  A transfer to an available Indexed Account option to establish a new Segment with a Term longer than one year is not permitted. See the Transfers provision of this Rider for additional terms and conditions which apply to transfers before the Annuity Commencement Date.

Definitions

Access Period
The length of time selected by the Owner as shown on the Contract Benefit Data page. The Access Period begins on the Rider Date.

Account Value
On the Rider Date, the Contract Value under the Contract is referred to as the Account Value.  On each subsequent Valuation Date during the Access Period, the Account Value equals the sum of the values of the Variable Account, the Fixed Account, the Periodic Income Payment Account and the Indexed Account. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by Us, or at another time of Our choosing.

Age
For all calculations used in this Rider, Age will mean age nearest birthday.

Annuitant
The person upon whose life the Periodic Income Payments will be contingent.  The Contract may only have one Annuitant on and after the Rider Date.  The Annuitant may not be changed on or after the Rider Date.

Annuity Factor
The Annuity Factor is based upon the Age and sex of the Annuitant; the Age and sex of the Secondary Life, if applicable, the length of time remaining in the Access Period, the Assumed Investment Return and the Annuity Mortality Table shown on the Contract Benefit Data page.

Assumed Investment Return (AIR)
The assumed return used in calculating the Periodic Income Payments This assumed return is set on the Rider Date [and may not be changed after the Rider Date].The [Initial] AIR is shown on the Contract Benefit Data page.

Fixed Account
The fixed portion of the Contract that We may make available for allocations or transfers as described in any fixed account rider that may be attached to the Contract.

Indexed Account
An account that We establish under the Indexed Account(s) Rider attached to the Contract.

Indexed Account(s) Rider
A Rider attached to the Contract that provides for one or more Indexed Account options.

Lifetime Income Period
The period that begins after the Access Period provided the Annuitant or the Secondary Life, if any, is still living and the Contract has not been surrendered, assigned for value, discounted or pledged as collateral for a loan or as a security for the performance of an obligation or any other purpose .  For a single life payout, this period continues for as long as the Annuitant is living.  For a joint life payout, this period continues for as long as the Annuitant or Secondary Life is living.

Periodic Income Payment
The amounts paid to an Owner, or an Owner's designee. The Periodic Income Payment is an annual amount that is paid based on the Periodic Income Payment Mode selected by the Owner. The Initial Periodic Income Payment and payment date is shown on the Contract Benefit Data page.

Periodic Income Payment Account
An account that We designate to hold and disburse Periodic Income Payments that are due during a Rider Year.

Periodic Income Payment Mode
The manner in which Periodic Income Payments are paid during a Rider Year. At the time of an election to begin Periodic Income Payments, the Owner must select one of the following Periodic Income Payment Modes: monthly, quarterly, semi-annually or annually. The [Initial] Periodic Income Payment Mode is shown on the Contract Benefit Date page [.and may not be changed  after the Rider Date].

Periodic Income Payment Processing Date
The date chosen by Us, as shown on the Contract Benefit Date page, that We process the initial and subsequent Periodic Income Payments. If such date is not a Valuation Date, then processing will occur on the next Valuation Date.

Rider Date Anniversary
The same calendar day as the Rider Date, each calendar year.  If in any calendar year, such calendar day is not a Valuation Date, the Rider Date Anniversary will be the first Valuation Date following such calendar day.

Rider Date
The date the Owner elects to begin receiving Periodic Income Payments under this Rider. It is the date the Access Period begins and the date We calculate the Initial Periodic Income Payment. The Rider Date is shown on the Contract Benefit Data page.

Rider Year
Each 12-month period beginning on the Rider Date and each Rider Date Anniversary thereafter.

Secondary Life
The Secondary Life, if any, is the person in addition to the annuitant designated by the Owner upon whose life the Periodic Income Payments will also be contingent during the Lifetime Income Period.  The designation of a Secondary Life results in a joint life payout.  The Secondary Life must be designated prior to the Rider Date and may not be changed on or after the Rider Date. The Secondary Life, if any, is shown on the Contract Benefit Data page.

Segment(s)
The specific Indexed Account option(s) established for the Owner under the Indexed Account(s) Rider attached to the Contract.

Surrender Value
During the Access Period, the Surrender Value is the Account Value less any applicable Contingent Deferred Sales Charge (CDSC).

We, Us, and Our
The Lincoln National Life Insurance Company.

Withdrawals
During the Access Period, additional amounts taken by the Owner other than Periodic Income Payments that reduce the Account Value.

The Access Period

During the Access Period, the Owner receives Periodic Income Payments and may make Withdrawals, surrender the Contract for its Surrender Value or receive a Death Benefit.  If this Rider is elected by a beneficiary to settle a death claim, Access Periods that extend beyond the beneficiary's life expectancy as determined by Section 72(s) of the Internal Revenue Code, as amended, will not be allowed. There is no longer access to the Account Value after the Access Period.

Determination of Periodic Income Payments During the Access Period

Initial Periodic Income Payment
The Initial Periodic Income Payment is determined by dividing the Account Value on the Rider Date by 1000 and multiplying this result by the applicable Annuity Factor. On the Rider Date, Account Value equal to the Initial Periodic Income Payment will be deducted proportionally from each Variable Subaccount, the Fixed Account and each Segment and then allocated to the Periodic Income Payment Account.

Subsequent Periodic Income Payments
Subsequent Periodic Income Payments are recalculated on each Rider Date Anniversary and are determined by dividing the Account Value on the Rider Date Anniversary by 1000 and multiplying this result by the applicable Annuity Factor. On each Rider Date Anniversary, Account Value equal to the recalculated Periodic Income Payment will be deducted proportionally from each Variable Subaccount, the Fixed Account and each Segment and then allocated to the Periodic Income Payment Account.

Payment of Periodic Income Payments
Periodic Income Payments are paid on a Periodic Income Payment Processing Date and will be deducted first from the Periodic Income Payment Account. If the Periodic Income Payment Account is reduced to zero and Periodic Income Payments are due for the remainder of the current Rider Year, then such amounts will be deducted proportionally from each Variable Subaccount, then the Fixed Account, and lastly proportionally from each Segment.

Effect of Periodic Income Payments on Account Value
Periodic Income Payments will reduce the Account Value. At the end of the Access Period, any remaining Account Value will be applied to continue the Periodic Income Payments during the Lifetime Income Period. There will no longer be access to the Account Value or a Death Benefit after the Access Period.

A Periodic Income Payment that reduces the Account Value to less than required under the Surrenders provision of the Contract will not be treated as a withdrawal of the entire Account Value.

Effect of Death on Periodic Income Payments
Upon the death of an Owner, and upon an election to continue Periodic Income Payments  under this Rider, payments will continue for the remainder of the Access Period and then, if there is a surviving Annuitant or Secondary Life, for the Lifetime Income Period.  If the recipient of the rights of ownership elects to continue the Contract, the excess, if any, of the Death Benefit over the current Account Value as of the date on which the death claim is approved by Us for payment will be credited to the Contract. The recipient of the rights of ownership may alternately elect to terminate the Contract and receive full payment of the Death Benefit. In any event, if full payment of the Death Benefit is not made upon the death of the Owner, Periodic Income Payments will continue to be paid at least as rapidly as they were being distributed prior to such death.  If any Owner is a non-natural person, the death of the Annuitant or Secondary Life will be treated as the death of an Owner.

Upon notification to Us of the death of the Annuitant and upon an election to continue Periodic Income Payments under this Rider, payments will continue for the remainder of the Access Period and then, if there is a surviving Secondary Life, for the Lifetime Income Period.  If an Owner (or the recipient of the rights of ownership if any Owner is deceased) elects to continue the Contract, the excess, if any, of the Death Benefit over the current Account Value as of the date on which the death claim is approved by Us for payment will be credited to the Contract.  The Owner (or the recipient of the rights of ownership if any Owner is deceased) may alternately elect to terminate the Contract and receive full payment of the Death Benefit. If there is no surviving Secondary Life, an Access Period will be calculated as of the date of death to ensure that the Periodic Income Payments conform to Section 72 of the Internal Revenue Code (Code). If there is no surviving Secondary Life, no payments will be made after the end of the Access Period.

Upon notification to Us of the death of the Secondary Life, Periodic Income Payments will continue for the remainder of the Access Period and then, if the Annuitant is still surviving, for the Lifetime Income Period.  If an Owner (or the recipient of the rights of ownership if any Owner is deceased) elects to continue the Contract, the excess, if any, of the Death Benefit over the current Account Value as of the date on which the death claim is approved by LNL for payment will be credited to the Contract.  The Owner (or the recipient of the rights of ownership if any Owner is deceased) may alternately elect to terminate the Contract and receive full payment of the Death Benefit. If there is no surviving Annuitant, an Access Period will be calculated as of the date of death to ensure that Periodic Income Payments conform to Section 72 of the Code. If there is no surviving Annuitant, no payments will be made after the end of the Access Period.

Upon notification to Us of a death, Periodic Income Payments may be suspended until the death claim is approved by Us.  If this Rider continues in effect, upon approval of a death claim, a lump sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and Periodic Income Payments will restart.

Upon full payment of the Death Benefit, this Rider and the Contract will terminate.

How to Change the Access Period
During the Access Period and subject to Our acceptance, the Owner may change the Access Period by Notice to Us once per Rider Year, within the minimum and maximum periods allowed at the time of change.  A change to the Access Period will be effective on the next Rider Date Anniversary.  If the Access Period is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly.

The Lifetime Income Period

During the Lifetime Income Period, Periodic Income Payments continue in accordance with the terms and conditions of this Rider. During this period, there is no access to the Account Value, no ability to take Withdrawals and no Death Benefit. The first and subsequent Periodic Income Payments during the Lifetime Income Period are determined by calculating the Periodic Income Payment for each individual Variable Subaccount, the Fixed Account, if any, and each Segment, and summing the results, as described below.

Determination of Periodic Income Payments During the Lifetime Income Period

Periodic Income Payments from the Fixed Account and the Indexed Account
Following the end of the Access Period, the first Periodic Income Payment from the Fixed Account and the Indexed Account will be determined by first dividing the Account Value, if any, in each Fixed Account and each Segment as of the last Valuation Date of the Access Period by 1000 and multiplying the result by the applicable Annuity Factor.

Subsequent Periodic Income Payment are calculated separately for each Fixed Account and each Segment using the following formula: [A – (B /C)] x (1 + D – E) / (1 + F) where:

A is the Fixed Account or Segment's prior Periodic Income Payment;
B is the maximum of the Fixed Account or Segment's prior Periodic Income Payment and 0;
C  is the prior applicable Annuity Factor minus 1;
D	is the corresponding credited rate applicable to the Fixed Account and the corresponding Segment Maturity Value applicable to the Segment;
E is the Rider Charge Rate; and
F is the AIR.

Periodic Income Payments from the Variable Account
Following the end of the Access Period, the first Periodic Income Payment from the Variable Account will be determined by first dividing the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period by 1000 and multiplying the result by the applicable Annuity Factor.  The result for each Variable Subaccount will be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the initial number of Annuity Units per payment per Variable Subaccount for subsequent Periodic Income Payments.

Subsequent Periodic Income Payments will be determined by multiplying the resulting number of Annuity Units per payment per Variable Subaccount by the Annuity Unit value for the respective Variable Subaccount on a Rider Date Anniversary.

The Annuity Unit value for any Valuation Period for any Variable Subaccount is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by A divided by B, where:

A
is a Variable Subaccount's Accumulation Unit value as of the end of the current Valuation Period divided by the Accumulation Unit value of the same Variable Subaccount as of the end of the immediately preceding Valuation Period, and

B	is (1 + Assumed Investment Return) raised to the power of n/365, where 'n' is the number of days in the current Valuation Period.

Payment of Periodic Income Payments
Upon determination of the first and subsequent Periodic Income Payments from the Variable Account, Fixed Account, and the Indexed Account as described above, Account Value equal to the recalculated Periodic Income Payments will be deducted proportionally from each Variable Subaccount, the Fixed Account and each Segment and then allocated to the Periodic Income Payment Account.

Periodic Income Payments are paid on the Periodic Income Processing Date and will be deducted from the Periodic Income Payment Account. If the Periodic Income Payment Account is reduced to zero and Periodic Income Payments are due for the remainder of the current Rider Year, then such amounts will be deducted proportionally from each Variable Subaccount, then the Fixed Account, and lastly proportionally from each Segment.

Effect of Death on Periodic Income Payments
Upon the death of any Owner that is not an Annuitant or Secondary Life, Periodic Income Payments will continue for as long as the Annuitant or the Secondary Life, if applicable, is living.

Upon the death of any Owner that is an Annuitant or Secondary Life, the provision below regarding the death of the Annuitant or Secondary Life will apply.

Upon notification to Us of the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, Periodic Income Payments will cease and the Contract and this Rider will terminate.  If a Secondary Life was designated and is still surviving, Periodic Income Payments may be suspended until the death claim is approved as described in the Contract.  Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and Periodic Income Payments will continue for as long as the Secondary Life continues to live.

Upon the death of the Secondary Life, if the Annuitant is no longer surviving, Periodic Income Payments will cease and the Contract and this Rider will terminate.  If the Annuitant is still surviving Periodic Income Payments may be suspended until the death claim is approved as described in the Contract.  Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and Periodic Income Payments will continue for as long as the Annuitant continues to live.

Any Periodic Income Payments made after the death of an Owner, Annuitant, or Secondary Life will continue at least as rapidly as they were being distributed prior to death.

Rider Charge

During the Access Period, the Rider Charge will be deducted from the Account Value on each Rider Date Anniversary while this Rider is in force beginning with the first Rider Date Anniversary following the Rider Date. The Rider Charge will equal the Account Value at the beginning of the current Rider Year multiplied by the Annual Rider Charge Rate shown on the Contract Benefit Data page.

During the Access Period, the Annual Rider Charge will be deducted proportionately from the Variable Account, the Fixed Account, and the Indexed Account. When amounts in the Variable Account, Fixed Account and Indexed Account are reduced to zero, any remaining Rider Charge will be deducted from the Periodic Income Payment Account. The Rider Charge will be deducted (a) before any Withdrawals that occur on the Valuation Date the Rider Charge is determined (b) after any interest is credited to the Fixed Account; and (c) after the Segment Maturity Value is determined as described under the Indexed Account(s) Rider.

A pro-rata Rider Charge will be recalculated and deducted upon termination of this Rider, except if the Rider is terminated due to death.

During the Lifetime Income Period, the Annual Rider Charge Rate will reduce any interest credited to the Fixed Account and any Segment Maturity Value determined under the Indexed Account(s) Rider as described under the provision of this Rider entitled Periodic Income Payments from the Fixed Account and Indexed Account during the Lifetime Income Period.

Additional Purchase Payment Restriction

While this Rider is in force, the Owner may not make any Purchase Payments to the Contract after the Rider Date.
Withdrawals

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased) may make Withdrawals of amounts up to the Surrender Value.  Withdrawals will be subject to the terms of the Withdrawal provisions and if applicable, the CDSC provision of the Contract for Withdrawals occurring prior to the Annuity Commencement Date. Withdrawals are not allowed after the Access Period.

Withdrawals will immediately reduce the Account Value. In the absence of any instructions from the Owner, Withdrawals will be deducted first proportionally from the Variable Account. If the Variable Account is reduced to zero, any remaining amounts will be deducted next from the Fixed Account, and lastly proportionally from the Segment(s).  Any Withdrawal that reduces the Account Value to less than required under the Surrenders provision of the Contract or reduces the Variable Account, Fixed Account and Indexed Account to zero will be treated as a Withdrawal of the entire Account Value. Any remaining Account Value in the Periodic Income Payment Account will be paid in a lump sum and the Contract and this Rider will then terminate.

Surrenders

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased) may surrender the Contract for the Surrender Value.  Except as stated in this provision, a surrender of the Contract will be subject to the terms of the Surrender provisions and if applicable, the CDSC provision of the Contract which apply to surrenders taken prior to the Annuity Commencement Date.  If the Contract is surrendered, no further Periodic Income Payments will be made and the Contract and this Rider will terminate.

Transfers

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased) may direct a transfer between the Variable Subaccount(s), the Fixed Account, if available, and/or the Indexed Account, subject to the terms of this Rider and the Transfer provisions of the Contract which apply to transfers before the Annuity Commencement Date.

Transfers between the Variable Account and Fixed Account
During the Access Period, transfers between the Variable Account and/or the Fixed Account are permitted.  After the Access Period, transfers from the Variable Account are only permitted on a Rider Date Anniversary. Transfers from the Fixed Account are not permitted after the Access Period.

Transfers between the Variable Subaccounts after the Access Period will result in the selling of Annuity Units from one Variable Subaccount and the purchase of Annuity Units from the other Variable Subaccount, at the current Annuity Unit values. These Annuity Units will then represent the number of annuity units per payment from the Variable Subaccount.

Transfers to/from the Segment(s)
During or after the Access Period, transfers to establish a new Segment(s) with a term longer than one year are not permitted. During the Access Period, transfers from the Segment(s) may only be made on the Rider Date or Rider Date Anniversary. Transfers from the Segment(s) after the Access Period are not permitted.

Periodic Income Payment Account
The Periodic Income Payment Account is not available for allocations or transfers; however, any remaining Account Value in the Periodic Income Payment Account on a Rider Date Anniversary will be part of the Account Value available for transfers, subject to the terms and provisions of this Rider and the Contract to which it is attached.

Mortality and Expense Risk and Administrative Charge

While this Rider is in effect, the maximum Mortality and Expense Risk and Administrative Charge rates for the Contract, shown under MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE on the Contract Specifications, continue to apply.
General

GOP Death Benefit Amount

If the Contract includes a Death Benefit, including any Death Benefit Rider, that has a Death Benefit Amount defined as the sum of all Purchase Payments minus all death benefit reductions, and that such death benefit reductions of Purchase Payments "will be in proportion to the amount withdrawn" such Death Benefit Amount definition is hereby replaced with the following:

The sum of all Purchase Payments, minus all Death Benefit Reductions. Death Benefit Reductions are made whenever a Withdrawal occurs or a Periodic Income Payment is made.

For Withdrawals prior to the Rider Date, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

During the Access Period: (a) Death Benefit Reductions for Withdrawals are calculated proportionately; the percentage reduction of the Account Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction; and (b) the dollar amount of each  Periodic Income Payment will be applied to the Purchase Payments as the Death Benefit Reduction. Periodic Income Payments will be deducted from the Account Value before any Withdrawals in determining a Death Benefit Reduction.

 After the Access Periods, Withdrawals are not permitted and there is no Death Benefit.

Termination of this Rider

This Rider will terminate on the first of any of the following events to occur:

1.	termination of the Contract to which this Rider is attached; or
2.	termination of this Rider by the Owner's written request; or
3.	upon the death of Annuitant with no surviving Secondary Life; or
4.	upon the death of the Secondary Life with no surviving Annuitant; or
5.	termination of the Periodic Income Payments by Written Request from the Owner; or
6.	upon the Owner's elect of any other annuity payout option available under the Contract; or
7.	in the event the Contract is sold, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

The Lincoln National Life Insurance Company

Annuity Purchase Rates
Under a Variable Annuity Payment Option Rider
With a 3.0% Assumed Investment Return
A2000 Individual Annuity Mortality Table, modified
Dollar Amount Of First Monthly Payment Which Is Purchased With Each $1,000 Applied
Single Life Annuities
Age	15 Year Access Period	20 Year Access Period	25 Year Access Period	30 Year Access Period
60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75	$3.84 $ 3.90 $ 3.96 $ 4.03 $ 4.09 $ 4.16 $ 4.23 $ 4.30 $ 4.38 $ 4.46 $ 4.53 $ 4.61 $ 4.69 $ 4.78 $ 4.86 $ 4.94	$3.77 $ 3.82 $ 3.88 $ 3.93 $ 3.98 $ 4.04 $ 4.09 $ 4.15 $ 4.20 $ 4.26 $ 4.32 $ 4.37 $ 4.42 $ 4.48 $ 4.53 $ 4.59	$3.69 $ 3.73 $ 3.77 $ 3.81 $ 3.85 $ 3.89 $ 3.93 $ 3.97 $ 4.01 $ 4.05 $ 4.09 $ 4.13 $ 4.17 $ 4.22 $ 4.26 $ 4.31	$3.59 $ 3.62 $ 3.65 $ 3.68 $ 3.71 $ 3.74 $ 3.77 $ 3.80 $ 3.84 $ 3.87 $ 3.90 $ 3.93 $ 3.95 $ 3.97 $ 3.99 $ 4.00
Joint And Full To Survivor Annuities
Joint Age	15 Year Access Period	20 Year Access Period	25 Year Access Period	30 Year Access Period
60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75	$3.54 $ 3.59 $ 3.64 $ 3.70 $ 3.76 $ 3.81 $ 3.88 $ 3.94 $ 4.01 $ 4.08 $ 4.15 $ 4.22 $ 4.30 $ 4.38 $ 4.46 $ 4.54	$3.53 $ 3.57 $ 3.62 $ 3.67 $ 3.72 $ 3.77 $ 3.82 $ 3.88 $ 3.93 $ 3.99 $ 4.05 $ 4.11 $ 4.17 $ 4.22 $ 4.29 $ 4.35	$3.50 $ 3.54 $ 3.58 $ 3.62 $ 3.66 $ 3.70 $ 3.75 $ 3.79 $ 3.83 $ 3.88 $ 3.92 $ 3.97 $ 4.02 $ 4.07 $ 4.13 $ 4.17	$3.45 $ 3.48 $ 3.52 $ 3.55 $ 3.58 $ 3.62 $ 3.66 $ 3.69 $ 3.73 $ 3.77 $ 3.81 $ 3.84 $ 3.87 $ 3.89 $ 3.91 $ 3.94

Age Adjustment Table
Year of Birth	Adjustment to Age	Year of Birth	Adjustment to Age
Before 1940	0	1970-1979	-4
1940-1949	-1	1980-1989	-5
1950-1959	-2	1990-1999	-6
1960-1969	-3	2000-2009	-7
		2010-2019	-8